FOR IMMEDIATE RELEASE

Investor Relations Contact	Press Contact
Shirley Stacy	Shannon Mangum Henderson
Align Technology, Inc.	Ethos Communication, Inc.
(408) 470-1150	(678) 261-7803
sstacy@aligntech.com	align@ethoscommunication.com

Align Technology Announces Jury Verdict in Patent Litigation with
Ormco Corporation

SANTA CLARA, Calif., June 26, 2009 -- Align Technology, Inc. (Nasdaq: ALGN) today announced that a  jury delivered a verdict against Align in a lawsuit brought by Ormco Corporation (Ormco) against Align Technology, Inc. (Align) in the U.S. District Court for the Central District of California (District Court). Ormco alleged that Align infringed claims of Ormco’s 6,616,444 patent. Align claimed non-infringement, invalidity, as well as unenforceability of the patent.

The jury found the claims asserted by Ormco in the 6,616,444 patent to be infringed and valid. The jury also issued an advisory verdict that Ormco did not engage in prosecution laches or unclean hands, equitable defenses that the Court will rule on at a later date. The jury only determined liability; any monetary damages will be determined in a later trial. The verdict does not currently preclude Align from selling its Invisalign System.

Align believes the facts and the law do not support the jury’s findings of infringement and validity and will seek to overturn the verdict in post-trial motions with the District Court. If the District Court does not grant Align’s motions, Align intends to vigorously challenge the verdict through an appeal to the Federal Circuit Court of Appeals.

About Align Technology, Inc.
Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998. Today, the Invisalign product family includes Invisalign, Invisalign Teen, Invisalign Assist, Invisalign Express, and Vivera Retainers.

Align Technology Inc.  881 Martin Avenue Santa Clara, CA 95050 Tel: (408) 470-1000 Fax: (408) 470-1201

Align Technology, Inc.

To learn more about Invisalign or to find a certified Invisalign doctor in your area, please visit
www.invisalign.com or call 1-800-INVISIBLE.